EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Mer Telemanagement Solutions Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants, Units and to the incorporation by reference therein of our report dated March 26, 2020, with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd.. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
May 4, 2020	A Member of Ernst & Young Global